Exhibit 21.1

Subsidiaries of Genesis Lease Limited*

Genesis Funding Limited

Genesis Acquisition Limited

Genesis China Leasing 1 Limited

Genesis China Leasing 2 Limited

*	In connection with the acquisition and delivery of the aircraft in the Initial Portfolio, additional subsidiaries will be acquired or formed.